Exhibit 99.1
FOR IMMEDIATE RELEASE — November 14, 2007
CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652 (201) 967-8290 e-mail: smunhall@hcsbnj.com
Hudson City Increases Market Share
In 20 of 22 Markets It Serves
Continues Successful Growth Strategy
PARAMUS, NJ, November 14, 2007: Hudson City Bancorp, Inc. (“Hudson City”) (NASDAQ: HCBK), the third largest savings bank in the United States, reported today that it has increased its deposit market share in 20 of the 22 geographic markets that it serves, according to recently compiled figures by the FDIC (for the period June 2006 through June 2007). Hudson City has branches located in 9 of the top 50 counties in the United States in terms of median household income.
According to Ronald E. Hermance, Jr., Hudson City’s Chairman, President and Chief Executive Officer, “The FDIC data also shows that Hudson City ranks among the top five banks in 30% of the markets that we serve. The fact that we were able to increase our market share in some of the most competitive markets in the country provides further evidence that our strategy is working. The only reason that we didn’t increase our market share in 100% of our markets is due to a technicality—our ambitious stock buyback program was funded by our holding company’s own deposits (held in Paramus, New Jersey and Westchester, New York) and was consequently reported to the FDIC as a withdrawal.”
Hudson City, the largest savings bank headquartered in New Jersey, also serves customers throughout the surrounding metropolitan area with 119 branches located in New York, Connecticut, and the New Jersey suburbs of Philadelphia.
Capitalizing on a successful strategy of expanding its footprint from its home base in New Jersey to contiguous high potential growth markets, Hudson City’s total assets have grown 91% to over $42 billion since its 2005 public offering. Its deposits per branch ($124 million as of September 2007) dwarf the national average of FDIC-insured institutions ($69 million) and the stock price has appreciated 883% from 1999 to the close of trading on November 13, 2007.
Hudson City quality also ranks in the top one percent among the largest mortgage lenders. A recent study by SMR Research (the nation’s largest publisher of research on consumer finance), rated Hudson City among the top three lenders, nationwide, for conservative underwriting standards. The findings are part of a 250-page study that utilized six measures of credit risk to evaluate the nation’s largest 163 mortgage lenders.

Hudson City’s unique heritage as a traditional thrift, coupled with its industry-leading efficiency ratio (25% versus an industry average of over 58%), strong credit quality, and conservative credit underwriting policy enables the Bank to provide better value to customers.
Hudson City’s performance has not gone unnoticed by Wall Street. On February 14, 2007 Hudson City was selected by Standard & Poor’s to be included in its S&P 500 Index. The Bank was also named to The Forbes Platinum 400 list of “America’s Best Big Companies.” The companies were selected “after a thorough review of financial metrics, Wall Street forecasts, corporate governance ratings and other public information.” On September 25, 2007 The New York Times reported that Hudson City was the top-performing bank in the S&P 500 over the past year with a 15.6% return.
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Hudson City Savings Bank, among the top fifty banks in the United States by asset size, is recognized as The Most Efficient Bank in the country. This enables Hudson City to deliver significant values to customers in the form of higher deposit yields, competitive mortgage rates, lower fees, and a straightforward, streamlined loan process. Hudson City, the largest savings bank headquartered in New Jersey, also serves customers throughout the surrounding metropolitan area with branches located in Westchester, Fairfield, Putnam, and Rockland counties, as well as in Long Island, Staten Island, and the New Jersey suburbs of Philadelphia. Deposit accounts at Hudson City are FDIC insured to the maximum allowed by law.
This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp and statements that are subject to various factors which could cause actual results to differ materially from these estimates. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

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